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                                                                    Exhibit 99.1

Press Release

SOURCE: Panja Inc.

PANJA INC. NAMES RICHARD L. SMITH TO BOARD OF DIRECTORS

RICHARDSON, Texas, Feb. 22 /PRNewswire/ -- Panja Inc. (Nasdaq: PNJA - news), a leader in device networking and innovative uses of broadband communications, today announced that Richard L. Smith has been appointed to its Board of Directors. Mr. Smith will fill an existing vacancy on the Board of Directors.

Mr. Smith has over 28 years' experience with companies in a broad range of industries, including energy, construction, real estate and insurance. Mr. Smith has served on the boards of several public companies and served as the Chief Financial Officer of a number of companies.

Panja President and CEO Joe Hardt commented, "Mr. Smith has a diverse background and his experience with a wide range of companies is sure to add value to Panja. We are excited to welcome Mr. Smith to our Board."

About Panja

Panja is the leader in device networking and innovative uses of broadband communications. Panja designs, develops, and markets advanced electronic equipment software that extend Internet content to non-PC devices that target both the residential and enterprise markets. These devices deliver information and entertainment direct to existing electronic devices, including stereos and televisions, to optimize the benefits of broadband access. Panja's strategy is to work with leading technology companies, content providers and distribution partners to speed development of compelling streaming media content, further integrate its products with other devices, and lead the creation of solutions that extend the Internet beyond the PC. For more information about Panja, visit http://www.panja.com.

Statements made in this press release that state the Company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could directly effect the performance of the Company.

All trademarks and registered marks are the property of their respective holders.